Exhibit 10.2

 LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”), made, executed, entered and effective November 19, 2025 (“Effective Date”), by and between PLUMAS QUINCY, LLC, a Delaware limited liability company, c/o ProperXPM, 151 W. Huron Street, Chicago, IL 60654 (“Landlord”), and PLUMAS BANK, a California corporation, 35 S. Lindan Avenue, Quincy, CA 95971-9122 (“Tenant”).

WITNESSETH:

Pursuant to that certain Real Estate Purchase and Sale Agreement entered into between the parties on March 28, 2025, as amended from time to time (“Purchase Agreement”) for the sale by Tenant to the Landlord of the Land (defined below) described therein, Tenant and Landlord intend to consummate a transaction for the Tenant’s sale to Landlord of the Real Estate (defined below) (“Sale of the Real Estate”);

Upon the closing of the Sale of the Real Estate to Landlord, Landlord will lease back to Tenant the Premises (defined below) under and in accordance with the terms of this Lease; and

This Lease and the lease of the Premises (defined below) to Tenant is conditioned upon and shall become effective only upon the date of and not until, the closing of the Sale of the Real Estate to Landlord (the “Closing”). If for any reason the Purchase Agreement for the Sale of the Real Estate is terminated and/or the Real Estate is not sold to Landlord, then this Lease shall not take effect and will be deemed be null, void and of no further force or effect, and neither party shall any liability or obligations hereunder.

In consideration of the promises, covenants and agreements of the parties contained and made herein, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises, property and facilities hereinafter described upon the terms and conditions hereinafter set forth.

1.         LEASED PREMISES; USE; EXCLUSIVE RIGHT TO CONDUCT BANKING OPERATIONS.

(a)         The premises (“Premises”) which is the subject matter of this Lease is comprised of the entirety of the Building (as defined below) and consists of approximately 6,432 rentable square feet (“rsf”) of office space and commonly addressed as 32 E. Central Ave, Quincy, CA 95971 (the “Building”), located on a parcel of land legally described on Exhibit A and depicted on Exhibit B labeled Site Plan (“Land”), both of which exhibits are attached hereto and incorporated herein, together with all improvements located thereon. Any reference hereinafter in this Lease to “Real Estate” shall mean and include the Land, the Building, ATM kiosk(s) (if any) and its associated parking lot, landscaping, appurtenances and improvements associated with the Land and Building. Any use of the Real Estate by the Tenant shall be subject to the rules and regulations, now or hereafter set forth by Landlord, and of which Tenant is notified in advance, and which subsequently issued rules and regulations will not adversely affect in any material fashion any of the rights granted to Tenant in this Lease. In the event of any conflict between the terms of this Lease and the terms of such rules and regulations, the terms of the Lease shall prevail.

(b)         The Premises shall be used by Tenant only to conduct administrative and office building banking operations and office use in connection with financial institution services (“Use”), and for no other purpose. Tenant shall have the sole and exclusive right to use the Real Estate for the Use, including all drives and parking areas, and all improvements on the Land. No other party shall be provided or permitted by the Landlord with the right to engage in the Use, or to operate at or on the Real Estate a bank, a credit union, an ATM, a currency exchange, a consumer finance company, financial services, wealth management services, commercial or residential lending services, registered financial broker-dealer services, mortgage origination and/or consumer finance.

2.         INTENTIONALLY OMITTED.

3.         TERM AND OPTION TO EXTEND.

The “Initial Term” of this Lease shall commence on the Effective Date hereof (“Lease Commencement Date”) and shall expire on November 18, 2040 (“Initial Term Expiration Date”). If for any reason the contract between Landlord and Tenant for the Sale of the Real Estate is terminated or the Real Estate is not sold to Landlord, then this Lease shall not take effect and will be deemed null, void and of no further force or effect, and neither party shall any liability or obligations hereunder.

Landlord hereby grants Tenant three (3) options (each, an “Option”) to extend the Term of this Lease for an additional consecutive five (5) year period upon the same conditions and terms which were in effect during the original Term except as noted hereinafter. Written notice of the exercise of the Option must be received by Landlord no later than nine (9) months prior to termination of the Initial Term or expiration of any Option Term, as the case may be.

“Term”, as this word is used within this Lease, shall refer to and include the Initial Term and each and every Option, unless otherwise specified.

4.         RENT.

In consideration for use and enjoyment of the Premises, Tenant shall be obligated to pay Landlord base rent (“Base Rent”) with such payment commencing on the Lease Commencement Date (“Rent Commencement Date”). In addition, Tenant shall also be responsible for the payment of additional rent (“Additional Rent”) payments as detailed below. Rent, as the term is used herein, shall be deemed to include Base Rent, and Additional Rent, unless otherwise specified.

For any Rent payment not received within five (5) business days after Tenant receives notice of non-payment of Rent, Landlord shall assess a late fee in the amount of Two Hundred and 00/100 Dollars ($200.00) and interest shall accrue against any delinquent amount pursuant to Section 19 of this Lease. A Fifty and 00/100 Dollar ($50.00) service charge may be charged for any Rent payments returned for insufficient funds.

5.         BASE RENT.

At the Closing, Tenant shall submit to Landlord its first full installment of monthly Base Rent together with any prorated amount of Base Rent (that may be applicable for any partial calendar month if the Closing is on a date other than the first day of a calendar month).

During the Term of the Lease, Base Rent shall be calculated and payable as follows: Commencing on the Lease Commencement Date: $29.30 per rentable square foot multiplied by 6,432 Premises rentable square feet (for purposes of Base Rent calculation, Premises rsf does not include any drive through canopy area) equaling $188,464.00 Annual Base Rent and $15,705.33 Monthly Base Rent.

Annual Base Rent shall be payable in twelve (12) equal monthly installments, in advance on or before the first (1st) calendar day of each month during the Term, by automatic deposit into an account designated by Landlord. Landlord will provide Tenant with its ACH and W-9, and other information as requested by Tenant for landlord payee set-up, including Landlord ownership information.

Commencing on the first (1st) end of month annual anniversary of the Lease Commencement Date and reoccurring on each annual anniversary thereafter during the Term, inclusive of each Option Term (each a “Lease Year”), the annual Base Rent payable by Tenant to Landlord shall increase each and every Lease Year by three percent (3%) over the prior Lease Year’s Base Rent, as follows:

Year	Annual Base Rent	Monthly Base Rent
Year 1	$188,464.00	$15,705.33
Year 2	$194,117.92	$16,176.49
Year 3	$199,941.46	$16,661.79
Year 4	$205,939.70	$17,161.64
Year 5	$212,117.89	$17,676.49
Year 6	$218,481.43	$18,206.79
Year 7	$225,035.87	$18,752.99
Year 8	$231,786.95	$19,315.58
Year 9	$238,740.56	$19,895.05
Year 10	$245,902.77	$20,491.90
Year 11	$253,279.86	$21,106.65
Year 12	$260,878.25	$21,739.85
Year 13	$268,704.60	$22,392.05
Year 14	$276,765.74	$23,063.81
Year 15	$285,068.71	$23,755.73

6.         NET RENTAL

(a)    It is the intention of the parties hereto that this Lease is an “absolute triple net lease”. Landlord and Tenant agree the rentals payable by Tenant to Landlord shall (except for those specifically identified obligations of Landlord set forth in this Lease) be an absolute net rental to Landlord. Accordingly, Tenant shall pay, directly to the applicable authority or provider when same are due and payable, all taxes (including, but not limited to, ad valorem, non-ad valorem, sales, use, special assessments), insurance, ground rents, easement charges, association fees, and other costs, expenses and obligations of every kind and nature whatsoever relating to the Premises, including without limitation, costs with respect to the ownership and operation thereof, which accrue prior to the expiration of the Term.

(b)    At the Closing, Tenant shall submit to Landlord its first installment of monthly Base Rent (that may be applicable for any partial calendar month if the Closing is on a date other than the first day of a calendar month).

(c)    Tenant shall have no obligation with respect to, and shall not be responsible for, any costs, fees or expenses the Landlord incurs for: (i) interest and principal, payments, points and fees, on mortgage debt; (ii) income or franchise taxes, including, but not limited to state, federal or local income taxes or franchise taxes imposed on or measured by or determined from the gross income of Landlord, however Tenant shall be responsible for the payment of any rent or sales and/or use tax that may be imposed upon Tenant’s payment of rent to Landlord; (iii) the cost of any work performed or service provided by Landlord for which Landlord is reimbursed by a third party; (iv) Landlord’s legal expenses incurred in connection with preparation of this Lease; (v) expenditures for repairs or maintenance which are otherwise reimbursed to or paid to Landlord via warranties or guarantees; (vi) any expenditure for which Landlord has been or is entitled to be reimbursed by third parties, such as insurance companies; and vii) costs related to financing or refinancing of mortgage debt.

7.         ADDITIONAL RENT. Where any provision in this Lease requires the Tenant’s payment of sums of money other than Base Rent, such sums of money shall be deemed additional rent (“Additional Rent”) and shall be due and payable on the date that Base Rent are due and payable, unless provided otherwise in the Lease. All Additional Rent payments shall be deemed to be Rent payments hereunder and shall be subject to and within the scope of any and all provisions of this Lease which apply to payment of Rent, including without limitation, provisions for interest, late fees, cure periods and default.

8.         TAXES. Tenant shall pay directly to the appropriate governmental authorities, on or before same are due (and in no event later than ten (10) days prior to delinquency), all taxes and assessments of every type or nature assessed against, imposed upon or arising with respect to the Real Estate, including, without limitation, all ad valorem and non-ad valorem taxes and assessments (including, but not limited to, any special assessments) upon the Real Estate or any part of the Real Estate or any tax or charge levied in lieu of such taxes and assessments together with any and all interest, late fees, charges and expenses associated with the payment of all taxes and assessments (“Taxes”). All Real Estate Taxes for the partial tax fiscal year at the beginning of the Term will be paid by Tenant. All Real Estate Taxes for the partial tax fiscal year for the end of the Term shall be prorated by multiplying the amount of Real Estate Taxes for the partial tax fiscal year falling within the Lease Term by a fraction having as its numerator the number of days in such partial tax fiscal year and having as its denominator the number “365.”

Tenant may, with the prior written consent of Landlord, which shall not be unreasonably withheld, at Tenant’s own expense, contest or cause to be contested, or seek reduction, by appropriate legal proceedings conducted in good faith and with due diligence, the amount or validity or application, in whole or in part, of any Taxes imposed on the Real Estate. Tenant shall be entitled to receive the benefit of any reduction in Taxes obtained as a result of and such contest or appeal. If any such reduction results in a rebate, refund, reduction or credit issued after termination of this Lease that is not paid, refunded, rebated or credited directly to Tenant, but is applicable to Taxes paid by Tenant while this Lease was in effect and paid, refunded, rebated or credited, to Landlord or to any subsequent Tenant of the Real Estate, then Landlord shall pay over to Tenant the amount of any such payment, refund, rebate or credit allocable to Tenant’s period of occupancy of the Real Estate.

9.         INSURANCE. Tenant shall, at its expense, maintain from the Commencement Date and continuing during the Term, the following coverages:

(a)    Comprehensive general public liability insurance. Such insurance shall have limits of not less than $1,000,000.00 for personal injury sustained by any one (1) person; $2,000,000.00 for personal injury sustained in any one (1) accident; and $500,000.00 for property damage in any one (1) accident. In addition, Tenant shall maintain a liability umbrella policy in the amount of at least $3,000,000.00.

(b)    Property damage insurance under a policy or policies of fire insurance “all-risk” form or equivalent in an amount not less than the full insurable value of the Premises at any time, and with an endorsement providing coverage for loss of rent as a result of damage to or destruction of the Premises. Such policies shall name Landlord as an insured thereunder and shall name such additional loss payees as Landlord may from time to time designate. Such policies shall include replacement value provisions, and Tenant shall comply with all of the provisions of such policies relating to replacement value. In no event shall the deductible under such property damage insurance policy exceed $10,000.00. If the Premises is in a location designated by the Federal Emergency Management Administration as a Special Flood Hazard Area), then Tenant shall obtain flood insurance in an amount reasonably acceptable to Landlord.

(c)  All insurance Tenant is required to maintain under the terms of this Lease shall include Landlord, Landlord’s lender and another party reasonably requested by Landlord (if notice of lender or other party is provided by Landlord to Tenant) as an additional insured party and endorsed party and shall be in such companies and in such form as shall be reasonably acceptable to Landlord. Such policies shall contain an agreement by the insurance company that such policy or policies shall not be canceled (except for lack of payment) without at least thirty (30) days prior written notice to Landlord, if available. Tenant shall deliver to Landlord appropriate certificates of insurance and shall furnish Landlord with proof that such policies have been issued and renewed at least ten (10) days prior to their expiration date.

(d)  Except to the extent caused by Landlord, Tenant shall indemnify and save Landlord harmless from any claim, loss, liability or expense, including reasonable attorneys’ fees, arising out of the breach by Tenant of any covenant or condition of this Lease. Except to the extent caused by Tenant. Landlord shall indemnify and save Tenant harmless from any claim, loss, liability or expense, including reasonable attorneys’ fees, arising out of the breach by Landlord of any covenant or condition of this Lease, or the gross negligence or willful misconduct of Landlord, its agents, contractors, employees, invitees or licensees at the Premises.

10.      UTILITIES. All utilities serving the Real Estate (including, but not limited to, water, electricity, sanitary sewer, gas, Tenant’s data, telephone, internet and telecom services, and security/alarm service for the Premises) shall be placed and maintained in Tenant’s name (collectively, the “Utilities”). Tenant shall pay for any and all Utilities as the same become due and payable.

11.       CONDITION OF PREMISES. Tenant agrees to accept the Premises in its “as is” “where is” condition. No promises of the Landlord to alter, remodel, improve, repair, decorate or clean the Premises or any part thereof have been made, and no representation or warranty of any kind respecting the condition of the Premises or the Building, has been made to Tenant by Landlord.

12.       CARE AND MAINTENANCE OF THE REAL ESTATE & ALTERATIONS.

(a)    LANDLORD’S DUTY OF CARE AND MAINTENANCE. Landlord has no liability or obligation for the maintenance, repair or replacement of any portion of the Premises or Building, except as expressly stated in this Lease or in the case of damage or destruction caused by the willful misconduct of Landlord, its agents, servants, employees or contractors.

(b)    TENANT RESPONSIBILITIES. Tenant shall at its expense maintain, repair, and replace all portions of the Premises (including, but not limited to, (i) the roof, foundation and structural components of the Building, (ii) the exterior portion of the Building and the Premises, (iii) the parking lot and (iv) landscaping and (v) the equipment, systems or fixtures relating thereto (including the heating, ventilation and air conditioning system), except to the extent specified in Section 12(a) above, at all times in good condition and repair, all in accordance with the laws of the state in which the Premises are located and all health, fire, police and other ordinances, regulations and directives of governmental agencies having jurisdiction over such matters. In addition, Tenant shall be solely responsible for, at its sole cost and expense, any and all capital expenditures and repairs or replacements of capital improvements or structural components of the Premises. Tenant shall also, at its expense: a) provide all janitorial services required for the Premises; b) separately contract for snow removal on the Premises; c) maintain and keep the landscaping on the Premises in a good and attractive appearance; d) maintain, repair, and replace the irrigation system and parts; e) pay for and maintain the security system on the Premise; and (f) pay for, maintain, and monitor fire alarms. Tenant shall replace at Tenant’s sole expense any glass that may be broken in the Premises, and elsewhere in the Building, with glass of the same size, specifications and quality, with signs thereon, if required. Tenant is responsible for any specialty items in place or installed in the Premises including, without limitation, lighting that is not Building-standard, or plumbing and access system installed by Tenant.

(c)    TENANT’S ALTERATIONS. Tenant shall not make any material alterations to the Premises and the Real Estate that materially adversely affect the Building’s structural or mechanical systems without first obtaining the written consent of Landlord, not to be unreasonably withheld or delayed. Tenant may during the Term make additional interior alterations and other non-structural interior alterations to the Premises, such as updating and/or replacing data, telephone, internet, and telecom cabling and/or security systems, flooring, carpeting, painting, hanging artwork or wall coverings, installing non-affixed furniture systems, and/or other similar interior decorating and other improvements, without obtaining Landlord’s consent, but only if such items do not materially adversely affect the Building systems (such as the fire life safety systems, HVAC systems, electrical systems or plumbing systems) or equipment or the structure of the Building (which are “Tenant’s Permitted Alterations”).

13.       DESTRUCTION OF PREMISES.

(a)    Notice to Landlord. Tenant shall give prompt written notice to Landlord of any damage caused to the Premises by fire or any other casualty.

(b)    Damage or Destruction of Premises. If the Premises are damaged or destroyed by fire or other casualty (collectively, “Casualty”), the same will, at the expense of Tenant, be repaired and/or rebuilt by Tenant to the condition existing prior to the occurrence of such Casualty.

(c)    Tenant’s Termination Right. Notwithstanding anything to the contrary in Section 13(b) above, in the event that the Premises are materially damaged by any Casualty such that Tenant is not able to conduct its business in the Premises or the then current legal use for which the Premises are being used, and there are two (2) years or less remaining in the Initial Term or any Option, Tenant may, at its option, elect to (i) repair, rebuild or restore the damage suffered in and to the Premises or (ii) terminate this Lease effective as of the date of the occurrence of the Casualty by delivering written notice of such termination to Landlord within forty-five (45) days after the date of the Casualty. If Tenant does not terminate this Lease pursuant to this Section 13(c), then Tenant shall, as promptly as may be reasonable, repair, rebuild or restore the damage suffered in and to the Premises. If Tenant does terminate this Lease pursuant to this Section 13(c), then the proceeds of the property insurance on the Building that Tenant is obligated to maintain hereunder shall be paid over to Landlord (or an amount equal to the insurance proceeds that would have been payable if Tenant has not maintained in force the property insurance required to be maintained hereunder) and Tenant shall pay to Landlord the amount of any applicable insurance deductible.

(d)  Payment of Rent. Tenant shall continue to pay the full amount of Base Rent in the event of a Casualty unless and until Tenant terminates this Lease pursuant to Section 13(c) above.

14.       MECHANIC’S LIENS. In the event any mechanic’s lien shall arise or be claimed upon the Premises, the Building or the Real Estate against either Tenant or Landlord on account of any material furnished, labor or work performed, or obligation incurred by or at the request of Tenant, and a mechanic’s lien be filed or an action be brought for the foreclosure of any such lien against such party and such lien is not removed within twenty (20) days of its filing, then Tenant agrees to either pay and cause such lien to be released or to post with the other party an indemnification bond to secure and protect the other’s interest in the Real Estate, in an amount and with sureties to be approved by the other party, which approval shall not be unreasonably withheld.

15.       TRANSFER OF LEASEHOLD INTEREST. Tenant shall not assign or sublet this Lease without Landlord’s prior written consent, which consent shall not be unreasonably delayed or withheld. Tenant may, however, without Landlord’s consent, but with prior notice, assign or sublet the Premises or a portion thereof to an affiliate of Tenant, to an entity with which Tenant merges or consolidates or engages in any reorganization, or to an entity succeeding to all or a substantial portion of the stock or assets of Tenant, so long as the Tenant Use continues without change.

16.       INSPECTION OF PREMISES. Landlord, its agents and employees, shall have the right to enter upon the Premises and the Real Estate during Tenant’s business hours upon reasonable notice (no less than 24 hours’ advance notice except in case of an emergency) at reasonable times for the purpose of inspecting the same or to make, in Landlord’s discretion, but not under any obligation, any such repairs, additions or betterments as Landlord may see fit to make for the safety, improvement or preservation thereof or any other reasonable purpose; provided, however, that all such repairs, additions or betterments will be conducted so as not to interfere with Tenant’s business operations. Landlord’s access to the Premises and Real Estate shall be subject to all of Tenant’s security protocols, including the requirement that a representative of Tenant be present and that Landlord refrain from entering any vaults or any area where monies or valuables or confidential information of customers of Tenant are located, except in the case of an emergency.

17.       SUBORDINATION. Tenant agrees that this Lease shall be subject and subordinate at all times to the lien of any existing mortgage or to mortgages which may hereafter be made a lien on the Premises by Landlord, provided that Landlord shall deliver to Tenant a commercially reasonable subordination, non-disturbance and attornment agreement executed by the holder of any such mortgage which does not materially add to or alter, or require Tenant to release, any of Tenant’s existing obligation hereunder. Tenant agrees to execute and deliver such subordination, non-disturbance and attornment agreement and further instruments subordinating this Lease Agreement to the lien of any such mortgages as may be reasonably required by the mortgagee within ten (10) business days of Landlord’s request, provided, however, that the mortgagee agrees to recognize the rights of Tenant under this Lease Agreement until such time as it is in default under the terms hereof beyond any applicable notice and cure period. Tenant further agrees that the foreclosure of such a Mortgage shall not be the cause of a cancellation of this Lease and that Tenant will pay the rental and other charges herein provided to such mortgagees and will continue to perform all covenants and agreements of this Lease. It shall be a condition precedent to the effectiveness of this Lease that Landlord deliver to Tenant at the same time that this Lease is executed a fully-executed subordination, non-disturbance and attornment agreement in the form attached hereto as Exhibit A.

18.       RIGHT TO CURE DEFAULTS.

(a)    In the event Tenant shall fail to pay charges for which Tenant is responsible for paying directly hereunder, fail to keep required insurance in full force and effect, or fail to effect necessary maintenance, repairs, replacements, or capital improvements for which Tenant is responsible hereunder, Landlord may, but need not, pay such charges, insurance premiums or make such necessary maintenance, repairs, replacements or capital improvements as provided for herein, and all reasonable sums paid or expenses incurred by Landlord shall be deemed Additional Rent and shall be added to the next subsequent monthly installments of Rent due and payable under this Lease with interest accruing at the rate of ten percent (10%) per annum for any matters not paid to Landlord within thirty (30) days of Landlord notice to Tenant.

(b)    In the event Tenant shall fail to perform the duties for which Tenant is responsible for hereunder, Landlord may, but need not, make such necessary maintenance, repairs, replacements and capital improvements, and all reasonable sums paid or expenses incurred by Landlord shall be chargeable to Tenant.

(c)    Nothing in this paragraph 18 shall limit or modify Landlord’s rights or Tenant’s responsibilities under this Lease. The provisions of this paragraph shall survive the termination of this Lease Agreement or any extensions thereof.

19.     INTEREST AND OTHER CHARGES. Any sums owed by Tenant under the terms of this Lease, if not paid within five (5) business days after notice of non-payment shall become due and payable, shall bear interest at the rate of ten percent (10%) per annum from the due date thereof. In the event any action or proceeding is commenced for the collection of Rent or to enforce any of the other provisions of this Lease, Tenant shall pay and have taxed as part of the costs, reasonable attorney’s fees and costs in favor of Landlord.

20.       SECURITY DEPOSIT. None.

21.       DEFAULT.

(a)    TENANT’S DEFAULT. In the event of any material breach by Tenant of any of the covenants, agreements and conditions of this Lease or if Tenant shall become insolvent or shall be adjudicated bankrupt, then in any of said events, if Tenant fails to cure such event within five (5) business days after written notice to Tenant in case of a default involving the payment of money or thirty (30) days after written notice to Tenant in all other cases of default (provided, however, Tenant will not be in default if Tenant begins performance within such thirty (30) day period and diligently prosecutes the same to completion), Landlord thereupon:

i)	shall have the right to enforce the payment of any indebtedness then due Landlord by Tenant under the Lease by foreclosure of the liens securing the same, if any, and/or

ii)

shall have the right, without further notice, to declare a forfeiture and termination of this Lease and of all rights of Tenant thereunder, and shall have the right to remove Tenant from the Premises, and/or

iii)

shall have the right, without further notice and without declaring forfeiture and termination of this Lease, to take possession of the Premises and rent the same in Landlord’s name for such commercially reasonable rent and upon such other terms as Landlord may determine and to apply said rent upon the amount owing by Tenant hereunder. Tenant shall remain liable for any deficiency in the total rentals received by Landlord, subject to Landlord’s obligation to mitigate its damages; and/or

iv)	pursue any and all delinquent Rent, charges, fees, interest, penalties, expenses payable by Tenant to Landlord pursuant to this Lease.

The aforesaid rights of Landlord shall not be exclusive of each other or of any other rights and remedies which Landlord may have at any time under the laws or equity of the State where the Real Estate is located, or this Lease Agreement, but shall be cumulative. Landlord shall be obligated to mitigate its damages due to any default by Tenant.

(b)    LANDLORD’S DEFAULT. Landlord will not be in default unless Landlord fails to perform obligations required by Landlord within a reasonable time, but in no event later than thirty (30) days after written notice from Tenant to Landlord specifying the nature of Landlord’s failure to perform. Landlord will not be in default if Landlord begins performance within such thirty (30) day period and diligently prosecutes the same to completion. If Landlord fails to begin performance within such thirty (30) day period, then Tenant may perform any of such obligations of Landlord, at Tenant’s sole cost and expense. Notwithstanding anything herein to the contrary, Tenant shall not be permitted to terminate this Lease in connection with a default by Landlord.

22.      EMINENT DOMAIN. If all or any part of the Premises shall be taken for any public or quasi-public use under any statute, or by right of eminent domain, or by private purchase in lieu thereof, this Lease shall terminate as to such portion so taken and Landlord and Tenant shall pursue their respective rights against the acquiring authority independently of each other but no such claim by Tenant shall diminish or otherwise adversely affect Landlord’s award. Tenant shall have no right or claim to any portion of Landlord’s award for the taking of its right, title or interest in the Premises nor shall Landlord have any right or claim to any portion of Tenant’s award for the taking of its property, its leasehold improvements or for the value of its leasehold interest taken. In the event of a partial taking, Tenant shall continue to utilize said Premises for the operation of its business to the extent that it may be practicable to do so, and in such event rental shall abate from the time of such taking until the remainder of the Premises have been restored, except to the extent that Tenant continues or resumes doing business from part of the Premises, in which case the Rent will be ratably reduced.

23.      SURRENDER. Upon termination of this Lease or any expiration hereof, Tenant will remove its furniture, furnishings, equipment and other moveable property located upon the Premises at Tenant’s expense. At surrender of the Premises, upon termination or expiration of the Lease: there is no obligation for Tenant to remove any non-moveable improvements or alterations to the Premises, whether existing on the date hereof or hereafter, or as part of other Tenant’s Permitted Alterations; Tenant shall have no obligation to remove any data, telephone, internet or telecom cabling, or any vaults, safes or safe deposit boxes without contents; and Tenant shall repair any damage to the Premises occasioned by such removal and restore said Premises to the condition prior to its tenancy, reasonable wear and tear excepted.

24.       SIGNS. Tenant shall be entitled to retain signage on the exterior of the Building and on the Real Estate as per existing conditions. New signage shall be subject to Landlord’s consent, not to be unreasonably withheld or delayed.

25.       ENVIRONMENTAL. Tenant will not, during the Term of this Lease and in connection with the use of the Premises, engage in generating, transporting, storing, treating or disposing of any material or substance designated or classified as a hazardous substance, waste or contaminant by any federal, state or local statute or ordinance or by any rule or regulation promulgated or adopted pursuant thereto, including but not limited to, petroleum, asbestos, “PCB”s and radioactive materials or waste (“Hazardous Materials”) on the Property. Tenant will not permit the Premises to be used for the storing or disposal of waste or for storing or disposal of Hazardous Materials and will not emit any Hazardous Materials from the Premises or any of its various components, provided that the foregoing shall not prohibit lawful storage and use of material incidental to Tenant’s business. Tenant shall indemnify and hold Landlord harmless from any damages or claims arising from a breach of this provision.

26.       REPRESENTATIONS. Landlord and its agent have not made any representations with respect to the subject Premises, property and facilities, the Land upon which the same are located, by implication or otherwise, except as expressly set forth in the provisions of this Lease Agreement.

 Tenant hereby releases Landlord from any claim, cause of action or liability, whether in equity or at law, arising out of, due to, or caused by any easements or encroachments existing as of the date hereof, into, on, or over the Premises and Real Estate, even if such easements or encroachments have an adverse effect on the leasehold interest created hereunder.

27.       ENTIRE AGREEMENT AND CHANGES. This Lease in itself contains the entire agreement between Landlord and Tenant and can only be changed and modified in writing between them.

28.       LAW APPLICABLE AND INVALIDITY. This Lease shall be deemed to have been made in the State where the Real Estate is located and shall be construed according to the laws of said State. If any provisions of this Lease shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and said Lease Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

29.       NOTICES. Any notice required to be given under this Lease Agreement or which may be given, though not required, shall be in writing and shall be deemed duly served if delivered personally, if mailed by certified mail, return receipt requested (and in such case notice shall be deemed served four (4) business days after depositing in the U.S. mail), or if sent by recognized overnight delivery service, such as Federal Express (and in such case notice shall be deemed served when delivered as indicated by the record of delivery) in case of notice to Tenant, to 35 S. Lindan Avenue, Quincy, CA 95971-9122 Attn: Mr. Richard Belstock, and in case of notice to Landlord, to c/o ProperXPM, 151 W. Huron Street, Chicago, IL 60654 Attn: Alex Samoylovich, with copy to Brotschul Potts LLC, 1 Tower Lane, Suite 2060, Oak Brook Terrace, IL 60181, Attn: Ryan Tunney, esq. Either party may change the address to which said notices shall be sent by giving written notice of such change to the other. Personal service of any such notice may be made in lieu of service by mail or overnight delivery service, provided that such personal service is made upon a person at reception.

30.       QUIET ENJOYMENT. Landlord covenants that it has full authority to execute this Lease and that Tenant, upon paying the Rent herein provided and performing its obligations under this Lease, shall quietly have, hold and enjoy the Premises during the Term hereof, subject to the provisions herein contained.

31.       WAIVER OF CLAIMS/INDEMNITY. Landlord and Tenant agree to waive claims against each other for property damage, and any such property insurance policy that a party maintains shall include a waiver of all rights of subrogation by the insurance carrier against the other party. Each party shall indemnify the other against third party claims arising from the acts of the indemnifying party, its employees, agents, customers or invitees.

32.       TENANT’S ESTOPPEL CERTIFICATE. Within five (5) business days after each request by Landlord, Tenant shall deliver an estoppel certificate to Landlord. Each such estoppel certificate shall contain the following information certified by the person executing it on behalf of Tenant: (i) Whether or not Tenant is in possession of the Premises; (ii) Whether or not this Lease is unmodified and in full force and effect (if there has been a modification of this Lease, the certificate shall state whether this Lease is in full force and effect as modified) and whether to Tenant’s actual knowledge Landlord is in default under this Lease in any respect; (iii) Whether or not there are than any claims or defenses against the enforcement of any right or remedy of Landlord or any duty or obligation of Tenant (and if so, specify the same); (iv) The dates, if any, to which any Rent or charges have been paid in advance; and (v) Any other information reasonably requested by Landlord.

Landlord shall hold any financial information obtained from Tenant in strict confidence except as may be necessary (a) for the enforcement of Landlord’s rights under this Lease, (b) in connection with prospective financing or prospective sale of the Premises, (c) with respect to tax proceedings, and (d) pursuant to any legal requirements.

33.       ACCORD AND SATISFACTION. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord’s right to recover the balance of such Rent or pursue any other remedy in this Lease provided.

34.       HOLDING OVER. In the event Tenant remains in possession of the Premises after the expiration or termination of the Term of this Lease, and without the execution of a new Lease, Tenant shall be deemed to be occupying the premises as a Tenant from month to month at a rental equal to 150% of the last month’s rental rate of the Lease Term, and otherwise subject to all conditions, provisions, and obligations of this Lease insofar as the same are applicable to a month-to-month tenancy.

35.       “LANDLORD” MEANS “OWNER”. The term “Landlord,” as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the corporate entity owner set forth on the deed at the time in question of the fee title to the Real Estate and in the event of any transfer or transfers of the title to such fee, Landlord herein named (and in the case of any subsequent transfer or conveyance, the then grantor) shall be automatically freed and relieved, from and after the date of such transfer or conveyance, of all liability with respect to the performance of any covenants or obligations on the part of the Landlord contained in this Lease thereafter to be performed; provided that any funds in the hands of such Landlord or the then grantor at the time of such transfer, in which Tenant has an interest, shall be turned over to the grantee, and any amount then due and payable to Tenant by Landlord, or the then grantor under any provisions of this Lease, shall be paid to Tenant.

36.       RELATIONSHIP OF PARTIES. It is agreed that nothing contained in this Lease Agreement shall be deemed or construed as creating a partnership or joint venture between Landlord and Tenant or between Landlord and any other party, or cause Landlord to be responsible in any way for the debts or obligations of Tenant or any other party.

37.       GENERAL PROVISIONS. Words and phrases herein shall be construed as in the singular or plural number and as masculine, feminine or neuter gender, according to context.

38.       SUCCESSORS IN INTEREST. This Lease shall be binding upon the parties hereto, their heirs, beneficiaries, legal representatives, successors and assigns.

39.       ATTORNEY FEES. In any action or proceeding by either of the parties to this Lease against the other to enforce the provisions of this Lease or any exhibits attached hereto or construction of other contracts relating hereto, or to recover payment of any claim under or to recover damages for the breach of any provision of any of the foregoing, the prevailing party shall be entitled to recover from the other party all costs and expenses in any such action, including a reasonable attorney’s fee to be fixed by the court in such action or proceeding.

40.       ONGOING ACCESS. Tenant shall have access to the Premises and the Real Estate twenty-four (24) hours per day, seven (7) days per week, and fifty-two (52) weeks per year.

41.       PARKING.

(a) Tenant shall have and be entitled to exclusive use (for any multi-tenant facility in which Tenant is an occupant) of all parking spaces as currently exist as of the date hereof. Landlord shall not be liable for any loss, injury or damage to persons using the surface parking areas or automobiles or other property therein, it being agreed that, to the fullest extent permitted by law, the use of the spaces shall be at the sole risk of Tenant, its customers, invitees and its employees.

(b) Tenant shall not store or permit its employees to store any automobiles on the surface parking areas without the prior written consent of Landlord. Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located on the Real Estate.

42.       BROKER’S COMMISSION. Landlord and Tenant each covenant that they have not contracted with any real estate broker with respect to this Lease except any commission payable by Tenant to a third-party broker pursuant to a separate agreement (if any) and each party further agrees to indemnify, defend and save the other party harmless from any brokerage commission or finder’s fee claimed arising out of this Lease.

43.       ENVIRONMENTAL INDEMNIFICATION. Tenant hereby agrees to indemnify, defend and hold harmless Landlord from and against any and all claims, charges, fees, expenses, litigation, damages and costs associated with any environmental conditions and the presence of any hazardous substances at or on the Real Estate if caused by Tenant, its agents or contractors, and whereby Tenant assumes liability for any required remediation, and all remediation costs and expenses. The foregoing indemnity obligations shall not apply to any environmental conditions or presence of any hazardous substances at or on the Real Estate, if caused by Landlord’s negligence or intentional act after the Effective Date.

SIGNATURE PAGE(S) FOLLOW

BALANCE OF PAGE LEFT INTENTIONALLY BLANK

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

TENANT: PLUMAS BANK, a California corporation	LANDLORD: PLUMAS QUINCY, LLC, a Delaware limited liability company
By:	By:
Name:	Name:
Title:	Title:

Date:	Date:

EXHIBIT A

LEGAL DESCRIPTION

32 East Central Avenue, Quincy CA 95971:

The land referred to herein below is situated in the unincorporated area, in the County of Plumas, State of California, and is described as follows: Parcel 1, as shown on the map thereof filed February 29, 1984 in Book 8 of Parcel Maps, at Page 139, Records of Plumas County.

EXHIBIT B

SITE PLAN

EXHIBIT C

FLOOR PLAN

To be provided by Tenant